Exhibit 99.1

Dario Launches Agreement with Large Regional Health Plan and
Announces Preliminary Results for Second Quarter of 2023 as well as Business Update

New account is set to launch in July 2023 for eligible members

New York, N.Y. – July 24, 2023 -- DarioHealth Corp. (Nasdaq: DRIO) (“Dario” or the “Company”), a leader in the global digital health market, announced today a new agreement with a large regional health plan (the “Plan”) to deliver highly personalized digital health solutions to more than 160,000 Plan members living with hypertension. The Plan is set to launch in late July 2023.

The Plan selected Dario’s digital solution for hypertension, part of the Company’s cardiometabolic product suite, to engage the Plan’s members with a highly personalized and consumer-centric approach to managing hypertension. Dario’s solution is proven to improve clinical outcomes and keep members engaged over time, and a streamlined implementation process made it easy for the Plan to launch and scale the program across eligible members.

“Dario’s proven ability to effectively drive outcomes-based engagement and deliver better results for our partners is a winning proposition for payers,” said Rick Anderson, President of Dario. “We are excited to launch our new partnership with the Plan this month and start engaging its members with highly personalized support to help improve hypertension outcomes.”

Dario Announces Preliminary Second Quarter Results and Business Update

Dario also announced today preliminary unaudited revenue results for the three months ended June 30, 2023 of between $6.0 million and $6.15 million, driven by growth in its Business-to-Business (B2B) sales channel, which has grown for the tenth quarter in a row due to the Company’s strategic shift in resources. Revenue from strategic partnerships was less than expected in the second quarter due to fewer milestone deliveries than anticipated.

Dario’s preliminary unaudited revenues for the six months ended June 30, 2023 were between $13 million and $13.15 million, resulting from the expected reduction in direct sales to consumers that took place during the same period.

Dario had preliminary unaudited cash and cash equivalents of $52.6 million as of June 30, 2023.

Strategic partnerships continue to mature and yielded two notable wins for Dario this quarter, including contracts with MedOne Pharmacy Benefits Solution (MedOne) attributed to Sanofi, and the Plan attributed to Solera. Both contracts are expected to contribute to revenue in 2023 and represent key milestone achievements for the respective partnerships.

The private labeled Aetna platform was delivered on schedule in the second quarter of the year with additional opportunities for revenue related to the development of the platform in the second half of the year. Dario now expects member enrollment will start in 2024, which may result in a larger opportunity for membership depending on partner sell-through to their customers.

“We believe that we are only beginning to realize the commercial potential of our strategic partners. MedOne and the Plan represent major wins for key strategic channel partners for Dario,” said Erez Raphael, Chief Executive Officer of Dario. “We are excited to see our focus on the partner channel yield meaningful revenue as we continue to nurture these important relationships to help scale opportunities for Dario.”

The above figures represent preliminary unaudited estimates and final quarterly reporting results may vary. The foregoing forward-looking statements reflect our expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. We do not intend to update our financial outlook until our next quarterly results announcement.

About DarioHealth Corp.

DarioHealth Corp. (Nasdaq: DRIO) is a leading digital health company revolutionizing how people with chronic conditions manage their health through a user-centric multi-chronic condition digital therapeutics platform. Our platform and suite of solutions deliver personalized and dynamic interventions driven by data analytics and one-on-one coaching for diabetes, hypertension, weight management, musculoskeletal pain, and behavioral health.

Our user-centric platform offers people continuous and customized care for health, disrupting the traditional episodic approach to healthcare. This approach empowers people to holistically adapt their lifestyles for sustainable behavior change, driving exceptional user satisfaction, retention, and results. Making the right thing to do the easy thing to do.

Dario provides its highly user rated solutions globally to health plans and other payors, self-insured employers, providers of care and directly to consumers. To learn more about Dario and its digital health solutions, or for more information, visit http://dariohealth.com.

Cautionary Note Regarding Forward-Looking Statements

This news release and the statements of representatives and partners of DarioHealth Corp. related thereto contain or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not statements of historical fact may be deemed to be forward-looking statements. For example, the Company is using forward-looking statements in this press release when it discusses the expected timing of the contract launches, its estimated revenues for the quarter, its estimated cash and cash equivalents as of June 30, 2023, that its contracts with MedOne and the Plan are expected to contribute to revenue in 2023 and represent key milestone achievements for the respective partnerships, the potential benefits that may be realized by users utilizing Dario’s platform, that member enrollment with Aetna will begin in 2024, its belief that it is only beginning to realize the commercial potential of its strategic partners and that member enrollment with Aetna may result in a larger opportunity for membership depending on partner sell-through to customers. Without limiting the generality of the foregoing, words such as "plan," "project," "potential," "seek," "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect the Company's results include, but are not limited to, regulatory approvals, product demand, market acceptance, impact of competitive products and prices, product development, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks, and the risks associated with the adequacy of existing cash resources. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include, but are not limited to, those risks discussed in the Company's filings with the U.S. Securities and Exchange Commission. Readers are cautioned that actual results (including, without limitation, the timing for and results of the Company's commercial and regulatory plans for Dario™ as described herein) may differ significantly from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

DarioHealth Corporate Contact

Mary Mooney

VP Marketing

mary@dariohealth.com

+1-312-593-4280

Media Contact:

Scott Stachowiak

Scott.Stachowiak@russopartnersllc.com

+1-646-942-5630